Exhibit 5.1

CONYERS DILL & PEARMAN Commerce House, Wickhams Cay 1 PO Box 3140, Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 1010 conyers.com

24 October 2024

715159.25022206

1-345-814-7786
cora.miller@conyers.com

Meiwu Technology Company Limited

c/o Intershore Consult (BVI) Ltd.

Intershore Chambers

Road Town, Tortola

British Virgin Islands VG1110

Dear Sir / Madam:

Re: Meiwu Technology Company Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with a registration statement on Form F-1 under Registration No. 333-282379 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of (i) the offering of up to 30,000,000 ordinary shares of no par value of the Company (“Primary Offering Shares”), and (ii) the resale of 30,000,000 ordinary shares of no par value of the Company (the “Additional Shares” and together with the Primary Offering Shares, the “Shares”) acquired by Mr. Changbin Xia (the “Selling Shareholder”) pursuant to a securities purchase agreement dated 22 October 2024 (the “Purchase Agreement”) made between the Company and the Selling Shareholder.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1.	the Registration Statement;

1.2.	the Purchase Agreement;

1.3.	a copy of the certificate of incorporation, certificates of name change, the amended and restated memorandum of association and amended and restated articles of association of the Company (the “Memorandum and Articles”) as obtained from the Registrar of Corporate Affairs (British Virgin Islands) on 20 September 2024;

1.4.	a copy of the unanimous written resolution of the board of directors of the Company dated 22 October 2024 and unanimous written resolutions of the audit committee of the board of directors of the Company dated 22 October 2024 (collectively, the “Resolutions”);

1.5.	a certificate of good standing issued by the Registrar of Corporate Affairs (British Virgin Islands) and dated 22 October 2024;

1.6.	a certificate issued by Intershore Consult (BVI) Ltd., in its capacity as registered agent to the Company and dated 30 September 2024 (the “Registered Agent’s Certificate”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, Purchase Agreement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	the Purchase Agreement has been duly executed and delivered by the parties thereto and constitutes the valid and binding obligations of the parties thereto enforceable in accordance with the terms thereof;

2.6.	the Additional Shares acquired by the Selling Shareholder under the Purchase Agreement and being offered for resale under the Registration Statement have been duly authorised, validly issued, fully paid and non-assessable and recorded in the share register of the Company;

2.7.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	that upon issue of any Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	that Memorandum and Articles will not be amended in any manner that would affect the opinions set forth herein;

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2.10.	that the Registration Statement has or will be declared effective by the Commission prior to, or concurrent with, the sale of the Shares pursuant to the Registration Statement; and

2.11.	prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.

3.2.	This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

3.3.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands government authority or to pay any British Virgin Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	Based solely on the Memorandum and Articles, the Company is authorised to issue an unlimited number of shares of no par value each of a single class.

4.3.	When issued and paid for as contemplated by the Registration Statement, and recorded in the register of members of the Company, the Primary Offering Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.	When issued and paid for as contemplated by the Registration Statement, and recorded in the register of members of the Company, the Additional Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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